[ENGLISH TRANSLATION OF GERMAN DOCUMENT. GERMAN VERSION IS CONTROLING]

                     REAL ESTATE PURCHASE AND SALE AGREEMENT



                    Hewlett-Packard GmbH & Co. Immobilien KG
                             Herrenberger Strabe 130

                                71034 Boeblingen

                                  (the Seller)

                    - referred to as "HP" in the following -

                                      and

                       Multilayer Technology GmbH & Co. KG
                             Herrenberger Strabe 110

                                71034 Boeblingen

                                 (the Purchaser)

               - referred to in the following as "Multek Europe" -


            - jointly referred to as "the Parties" in the following -


          herewith conclude the following Property Purchase Agreement:

1. Purchase Object

          HP sells Multek Europe the property, Flst.-Nr. 3355, in the municipality of Boeblingen, Boeblingen Land Register book no. 3639,
          Section I No. 4, whose total area is 44.662m2, including the building located thereon as shown on the Land Register Map N(degree) NW 1604/1605; VN-Nr. 1998/35 attached as Schedule 1, the correctness of which the parties herewith confirm.

          Accessories and inventory, including in particular the production facility, are not being sold under this Agreement.

                 - referred to as "Property" in the following -


2. Content of the Land Register

         In Section I of the Land Register, HP is registered as the sole owner; in Section II the following encumbrances are laid down:

          - Regarding 30,001 m squared (former Flst 3356): Easement in gross for Stadt Boeblingen involving maintenance of supply-lines. Entry made on January 13, 1964

          - Regarding 10,138 m squared (former Flst 3362): Easement in gross for Stadt Boeblingen involving maintenance of a waste water line with drains and limits on use. Entry made on June 24, 1964

          - Regarding 1,519 m squared: Easement in gross for Stadt Boeblingen involving maintenance of a waste water line with drains and limits on use. Entry made on June 8, 1972

          - Regarding 4,523 m squared (former Flst 3357/104): Easement in gross for Stadt Boeblingen involving maintenance of a urban drainage water line and limits on use. Entry made on June 23, 1978

          - Regarding 4,523 m squared (former Flst 3357/104): Easement in gross for Federal Republic of Germany (Federal Railway Assets) represented by the German Railway, Railway-Authority Stuttgart, consisting of the right to use and access the real estate to build, operate and maintain an electric power line. Entry made on August 8, 1983)

          Multek Europe assumes the encumbrances mentioned above.

          According to the Land Register, Section III is free of encumbrances.

          The parties acknowledge their awareness of the possible right of first refusal of the city of Boeblingen in accordance with ss. 24 et seq. of the German Construction Code. Regarding this right of first refusal according to the German Construction Code the negative certification has already been issued by the city of Boeblingen.

          Multek Europe understands and agrees that a cold water line as well as phone, IT and 10kV power line run under/in the Property. Both HP and Multek Europe shall be obliged to allow the use of the 10kV power line in an emergency case provided that the parties do not otherwise dispose of the respective real estates (Flst. 3355 and Flst. 3357). The parties understand and agree that in no case shall HP be liable or responsible for removal of any of these lines.

          HP shall grant Multek Europe an easement of access (to public transport "S-Bahn" for pedestrians) concerning the real estate, Flst. 3357, whereas the exercise of this right is limited to the area as marked in Schedule 2. Such easement of access shall be granted provided that HP does not dispose of this real estate in any other way.



3. Payment of Purchase Price


3.1 Purchase Price

The Purchase Price ammounts to:

           28.000.000,- DM (twenty-eight million German Mark)
+ 16%VAT    4.480.000,- DM (four million four-hundred-eighty-thousand
                            German Mark)
          -----------------
Gesamt     32.480.000,- DM (thirty-two million four-hundred-eighty-thousand
                            German Mark)

The Purchase Price will be due immediately after signature and payable according to sec. 3.2. HP waives its claim to receive VAT from Multek Europe. In consideration hereof Multek Europe assigns its right to VAT reimbursement to HP, HP accepts the assignment. HP and Multek Europe shall file a notice of assignment to the local tax authorities according to Section 46 Fiscal Code (Abgabenordnung).


3.2 Payments

The purchase price shall be paid immediately after being due according to subsection 3.1 and shall be paid per Telex order to HP, account number 512 6842 at the Commerzbank Stuttgart (BLZ 600 400 71). The Purchase Price shall be deemed to be paid if the whole amount is credited as of today.



4. Development, Waste Water and Water-Supply Fees

The purchase price contains all development and adjacent property charges which have thus far been charged by the municipality of Boeblingen in accordance with local tax law and the Building Code in accordance with the current factual position and on the basis of currently valid rates of the city of Boeblingen or which are based on measures executed until today. Pursuant hereto, HP pledges that all fees charged have been paid. Development and adjacent property charges which are based on measures executed after the Transfer and which are accrue or are filed for following the conclusion of this Property Purchase Agreement shall be borne by Multek Europe.



5. Transfer

The transfer of the Property and all accompanying legal rights and obligations (usage, encumbrances, liability and risk) to Multek Europe shall be effective with the Signature of this Agreement. On that day at the latest all essential documents regarding the Real Property currently known have to be handed over to Multek Europe as far as existing.


6. Liability for Defects of Title

HP shall be liable for unimpeded transfer of possession and ownership and for the Property being free from any public or private encumbrances or any other rights held by third parties if such rights and encumbrances are not expressly stated in Section 2 of this Agreement and it has been agreed that Multek Europe shall assume such rights and encumbrances.

HP represents and agrees that the Property has not been rented or leased, either in whole or in part.

Furthermore, HP represents and warrants that legal preemption rights other than the statutory right of the city of Boeblignen do not exist or are not exercised; and until the registration of the priority notice of conveyance, HP will not permit registration of any charges or encumbrances in Section II and III of the Land Register with regard to the Real Property.



7. Liability for Material Defects

Unless otherwise provided for herein, the Real Property will be sold without liability for size, quality and condition as well as for non-material defects.

HP shall not and does not assume any warranty for the quality of the property and the condition of the building at the point in time when it is transferred, for the correctness of the dimensions listed for the space and freedom from encumbrances which apply without entry of such having been made in the Land Register. The ownership of the land shall be transferred as is. HP has not pledged any features hereto. Nor shall HP be liable for any hidden defects with the exception of those of which it is aware. HP represents and agrees that it is not aware of any hidden defects. Multek Europe has been expressly made aware, and agrees, that liability by HP for material defects is excluded.

Multek Europe has been informed as to contamination present on the property and the measures which have been taken to clean up such as laid down in the reports as far as known to HP. HP therefore shall not and does not assume any liability for the Property being free from other contamination notwithstanding other contractual provisions to the contrary.


8. Swap Option / Information Obligation

Multek Europe shall be granted the option to barter an area of the real estate, Flst. 3357 (the road between the adjacent property of Property and the railroad as set forth in Schedule 2) right for a compensation area accepted by HP. In the case that HP sells the road between the adjacent property of Property and the railroad to a third party, HP shall commit the third party respectively .



9. Costs, Taxes, Public Levies

The costs which arise in conjunction with this Agreement and its performance and the real property acquisitions tax shall be borne by Multek Europe.

Taxes and other public levies shall be borne by Multek Europe beginning with the signature of this Agreement.



10. Conveyance

The Parties  jointly agree that the ownership of the Real Property  mentioned in
Section 1 of this Agreement is transferred from HP to Multek Europe.

The acting notary is hereby instructed to apply for execution of the conveyance only after the payment of the purchase price to the full amount and he received a respective proof by HP. Prior to that the notary shall not furnish official copies or transcriptions containing the conveyance.

To secure the claim of Multek Europe to transfer of the property, HP approves and Multek Europe applies for an entry of a priority notice of conveyance encumbering the Property in the Land Register.

The priority notice shall be deleted upon entry of Multek Europe as owner in the Land Register. Such deletion shall already be applied for and approved here and now on the present day.



11. Voidability, Nullity and Assignability

The voidability or nullity of particular stipulations in this Agreement shall not affect the remaining stipulations of the Property Purchase Agreement. In such case the Parties shall be obligated to replace the null and void stipulation with a stipulation which comes as close as possible to the intended economic purpose of the null and void stipulation.

The transfer of rights under this Agreement shall only be allowed with the prior written consent of the other Party.



12. Schedules

Schedule 1: Land Register Map
Schedule 2: Easement of Access / Drawing of the Road



13. Notarial Instruction

The content of this today's Agreement was negotiated among the attorneys of the parties. The parties expressly wish no changes to the content or the language of this Agreement and insist on the notarization of the Agreement with this given content taking into account the advice regarding other language.

The  notary  or  its   representative   has  given  the  necessary  advices  and
instructions.

This document was read loud by the notary or its representative, the schedules have been presented, the document and the schedules have been approved and signed as follows.